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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) February 1, 2002

ARCHIBALD CANDY CORPORATION
(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation)	333-33751 (Commission File No.)	36-0743280 (I.R.S. Employer Identification No.)

1137 West Jackson Boulevard,
Chicago, Illinois 60607
(Address, including Zip Code,
of Principal Executive Offices)

Registrant's Telephone Number, Including Area Code: (312) 243-2700

No Change (Former name or former address, if changed since last report)

Item 5. Other Events

        On January 3, 2002, Archibald Candy Corporation filed a Current Report on Form 8-K pursuant to which it reported, among other things, that it had failed to make the approximately $8.7 million interest payment due on January 2, 2002 on its $170 million of 10 1/4% senior secured notes due 2004 (the "Senior Notes"). Archibald hereby confirms that, as expected, with the 30-day grace period applicable to Archibald's making of such interest payment having expired, an event of default has occurred and is continuing under the indenture pursuant to which the Senior Notes have been issued (the "Indenture").

        Further, on January 14, 2002, Archibald filed a Quarterly Report on Form 10-Q for its fiscal quarter ended November 24, 2001 pursuant to which Archibald reported, among other things, that it would be unable to dividend or otherwise make available to Fannie May Holdings, Inc., the sole shareholder of Archibald, funds sufficient to allow Holdings to make the $3.0 million redemption payment required to be made by it on January 15, 2002 to the holders of Holdings' senior preferred stock. Archibald hereby confirms that, as expected, Holdings did not make such redemption payment and will not be able to do so by the expiration on February 14, 2002 of the applicable 30-day grace period. Therefore, as previously reported, all remaining redemption payments on Holdings' senior preferred stock, which equal $10.5 million in aggregate, will be accelerated on February 14, 2002. As also previously reported, upon Holdings' failure to make a redemption payment when due to the holders of its senior preferred stock, such holders may elect a director to Holdings' Board of Directors who will have 51% of the total voting power of the Board. Any exercise of such right would constitute a change of control under the Indenture and would terminate the forbearance agreement that The CIT Group/Business Credit, Inc. ("CIT") has provided with respect to Archibald's revolving credit facility.

        Archibald is continuing to work with holders of the Senior Notes, CIT, Holdings' significant stockholders and investment advisors on an overall financial restructuring, including default waivers or forbearances, payment extensions, debt for equity exchanges or conversions, repurchases or acquisitions of the Senior Notes or combinations of the foregoing; however, there can be no assurance that Archibald will succeed in a restructuring on a timely basis or that the terms and conditions of a restructuring would be favorable to Archibald. Archibald's management continues to expect that it will have sufficient availability under its revolving credit facility with CIT to meet its working capital needs as they become due; however, there can be no assurance that this will be the case. Archibald does not intend to provide updates as to the status of the restructuring discussions.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHIBALD CANDY CORPORATION (Registrant)
Dated: February 5, 2002	/s/ TED A. SHEPHERD Name: Ted A. Shepherd Title: President and Chief Operating Officer

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  Item 5. Other Events
SIGNATURES